MIGENIX Inc. BC Research Complex 3650 Wesbrook Mall Vancouver, BC V6S 2L2 Canada

|NEWS RELEASE|

FOR IMMEDIATE RELEASE

MIGENIX and Schering-Plough Sign Agreement for MX-3253 Hepatitis C Drug Development and License Option

Vancouver, BC, CANADA & San Diego, CA, USA – July 13, 2005– MIGENIX Inc. (TSX: MGI; OTC: MGIFF), a clinical-stage developer of drugs for infectious and degenerative diseases, has completed a Material Transfer and  License Option Agreement (“Agreement”) with Schering-Plough Corporation (NYSE: SGP) of Kenilworth, N.J., related to celgosivir (MX-3253), MIGENIX’s first-in-class compound in Phase II clinical development for the treatment of chronic Hepatitis C Virus (HCV) infections.

Under the terms of the Agreement, Schering-Plough will supply PEGETRONTM (peginterferon alfa-2b powder for solution plus ribavirin 200 mg capsules) as well as provide certain technical and laboratory support and other services for MIGENIX’s upcoming MX-3253 Phase II combination study in chronic HCV patients.  In addition, the Agreement grants Schering-Plough limited periods of exclusivity for data review of clinical trial results and for the negotiation of a license agreement.

“We expect to benefit greatly from Schering-Plough’s leadership in the field of HCV and their contribution to our upcoming Phase II HCV combination study,” stated Jim DeMesa, M.D., President and CEO of MIGENIX. “With their expertise in HCV, this agreement can help ensure a solid assessment of MX-3253 in combination with PEGETRON for the treatment of HCV patients who have not responded to first-line therapy”.

About MX-3253 and the Proposed Phase II Combination Study

MX-3253 (celgosivir) is an alpha-glucosidase I inhibitor and is currently the only oral drug in development that acts through host-directed glycosylation.  In preclinical studies, celgosivir has demonstrated strong synergy with interferon-alpha plus ribavirin and has the potential to be included as part of a combination approach to therapy to improve efficacy.  Celgosivir is currently being evaluated in a Phase II monotherapy study in chronic HCV patients in Canada.

The Phase II combination study of MX-3253 will be a randomized, multi-center, active-controlled, 12 week evaluation of MX-3253 in three treatment arms of up to 20 chronic HCV patients each: celgosivir plus peginterferon alfa-2b plus ribavirin (3-way combination); celgosivir plus peginterferon alfa-2b (2-way combination); and placebo plus peginterferon alfa-2b plus ribavirin (control).  Patients will be selected based on having genotype 1 chronic HCV and having failed to respond to pegylated alpha interferon plus ribavirin therapy (non-responders).  Patients who respond to therapy during the trial will also have the option to continue on treatment for up to 48 weeks. The study will measure viral load at various time points as well as a number of safety parameters. The study is currently expected to commence during the third quarter of calendar 2005.

About MIGENIX

MIGENIX is committed to advancing therapy, improving health, and enriching life by developing and commercializing drugs in the areas of infectious and degenerative diseases. The Company’s clinical programs include drug candidates for the treatment of chronic HCV infections (Phase II), the prevention of catheter-related infections (Phase III), the treatment of neurodegenerative diseases (Phase I) and the treatment of acne (Phase II). MIGENIX is headquartered in Vancouver, British Columbia, Canada with US operations in San Diego, California. Additional information can be found at www.migenix.com.

“Jim DeMesa”

James M. DeMesa, M.D.

President & CEO

CONTACTS

Jonathan Burke MIGENIX Inc. Tel: (604) 221-9666 Extension 241 jburke@migenix.com	Gino de Jesus or Dian Griesel, Ph.D. Investor Relations Group Tel: (212) 825-3210 Theproteam@aol.com	John Boidman Renmark Financial Tel: (514) 939-3989 jboidman@renmarkfinancial.com

Certain statements in this new release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements in this release include, but are not limited to statements concerning: the Phase II combination study for MX-3253 commencing in the third quarter of calendar 2005, the design of the study and MIGENIX benefiting greatly from its agreement with Schering-Plough. These statements are only predictions and actual events or results may differ materially from those reflected in the forward-looking statements. Factors that could cause actual events or results expressed or implied by such forward looking statements to differ materially from any future results expressed or implied by such statements include, but are not limited to: uncertainties related to early stage of technology and product development; government regulation; dependence on corporate collaborations; management of growth; dependence on key personnel; dependence on proprietary technology and uncertainty of patent protection; intense competition; and manufacturing and market uncertainties. Certain of these factors and other factors are described in detail in the Company's Final Prospectus, Annual Information Form and Annual Report on Form 20-F, news releases and other filings with the Canadian securities regulatory authorities and the U.S. Securities & Exchange Commission. Forward-looking statements are based on our current expectations and MIGENIX assumes no obligations to update such information to reflect later events or developments.

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